Exhibit 5.1

Reed Smith LLP 599 Lexington Avenue New York, NY 10022-7650 +1 212 521 5400 Fax +1 212 521 5450 reedsmith.com

October 30, 2025

Spectral AI, Inc.

2515 McKinney Avenue, Suite 1000

Dallas, Texas 75201

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by Spectral AI, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on the date hereof in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), for resale by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) including their transferees, pledgees, donees or successors of up to 4,989,502 shares (the “Shares”) of the Company’s common stock, par value $0.0001 (“Common Stock”), issuable upon the exercise of (i) warrants (the “Investor Warrants”) to purchase up to 4,000,000 shares of Common Stock issued pursuant to a Securities Purchase Agreement, dated October 22, 2025, by and between the Company and the Hudson Bay Master Fund Ltd. (the “Purchase Agreement”), (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 935,000 shares of Common Stock pursuant to the Purchase Agreement, and (iii) warrants (the “Dominari Warrants” and, together with the Investor Warrants, the “Warrants”) to purchase up to 54,502 shares of Common Stock issued to Dominari Securities, LLC pursuant to a Confirmation Agreement, dated October 14, 2025, between the Company and Dominari Securities, LLC.

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and public officials.

This opinion is based solely on the General Corporation Law of the State of Delaware (including all related provisions of the Delaware Constitution and all reported judicial decisions interpreting the General Corporation Law of the State of Delaware and the Delaware Constitution).

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when issued and paid for upon exercise of the Warrants and the Pre-Funded Warrants in accordance with the terms thereof, the Shares will be validly issued, fully paid, and nonassessable.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement and further consent to all references to us under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Reed Smith LLP
REED SMITH LLP

Legal Op:

LER/MSL